                                                                   EXHIBIT 4.3.1


                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is entered into as of August 20, 1998 by and between CLIFFS DRILLING COMPANY, a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, as Rights Agent (the "Rights Agent"), amending the Rights Agreement dated June 17, 1997 between the Company and the Rights Agent (the "Rights Agreement").

         WHEREAS, the Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, R&B Falcon Corporation, a Delaware corporation ("RBF"), and RBF Cliffs Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of RBF ("RBF Subsidiary"), providing for the acquisition of the Company by RBF by means of a merger of RBF Subsidiary with and into the Company;

         WHEREAS, the willingness of RBF and RBF Subsidiary to enter into the Merger Agreement is conditioned on, among other things, the amendment of the Rights Agreement on the terms set forth herein;

         WHEREAS, Section 27 of the Rights Agreement provides that, among other things, prior to the Distribution Date (as defined therein) and subject to the restrictions set forth in such Section, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights (as defined therein);

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

         NOW, THEREFORE, in consideration of the premises and agreements set forth in the Rights Agreement and this Amendment, the Company directs changes to the Rights Agreement as follows:

         1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions thereto:

         "Merger Agreement" shall mean the Agreement and Plan of Merger dated August 21, 1998 by and among the Company, RBF and RBF Subsidiary, as the same may be amended in accordance with the terms thereof.

         "RBF" shall mean R&B Falcon Corporation, a Delaware corporation.

         "RBF Subsidiary" shall mean RBF Cliffs Acquisition Corp., a Delaware corporation and wholly owned subsidiary of RBF.

         2. The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended by adding to the end thereof the following:

         "Notwithstanding anything to the contrary contained herein, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, neither RBF nor RBF Subsidiary nor any Affiliate or Associate of RBF or RBF Subsidiary shall be or become an "Acquiring Person" (and no Shares Acquisition Date shall occur) by reason of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby."

         3. Section 3(b) of the Rights Agreement is hereby amended by adding to the end thereof the following:

         "Notwithstanding anything to the contrary contained herein, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, a Distribution Date shall not be deemed to have occurred as a result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby."

         4. Section 11(a)(ii) of the Rights Agreement is hereby amended by adding to the end thereof the following:

         "Notwithstanding anything to the contrary contained herein, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, the provisions of this Section 11(a)(ii) will not apply to or be triggered by, and a Flip-In Event shall not be deemed to have occurred as a result of, the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby."

         5. Section 13 of the Rights Agreement is hereby amended by adding to the end thereof the following:

         "(c) Notwithstanding anything to the contrary contained herein, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, the provisions of this Section 13 will not apply to or be triggered by, and a Flip-Over Event shall not be deemed to have occurred as a result of, the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby."

         6. The Rights Agreement is hereby amended by adding the following section after Section 33:

         "Section 34. Merger Agreement. Notwithstanding any provision herein to the contrary, so long as the Merger Agreement has not been terminated pursuant to the terms thereof, neither RBF nor RBF Subsidiary shall be considered an Acquiring Person under this Agreement and no Shares Acquisition Date, Flip-In Event, Flip-Over Event or Distribution Date shall occur in any such case as the result of the approval, execution, delivery or performance of the Merger Agreement or the announcement or consummation of the transactions contemplated thereby. Additionally, notwithstanding any provision herein to the contrary, any Rights evidenced by and attached to any certificates representing shares of the Common Stock shall cease to exist upon conversion of such shares of Common Stock into shares of common stock of RBF pursuant to the Merger Agreement, and no Rights shall attach to any shares of the common stock of RBF issued pursuant to the Merger Agreement."

         7. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.

         8. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

         9. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         10. This Amendment may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as the of date first above written.



                                     CLIFFS DRILLING COMPANY
Attest:


    /s/ CINDY B. TAYLOR              By:      /s/ EDWARD A. GUTHRIE
  ----------------------------              -------------------------------
    Cindy B. Taylor                           Edward A. Guthrie
    Secretary                                 Vice President-Finance

                                     HARRIS TRUST AND SAVINGS BANK,
                                     as Rights Agent
Attest:

   /s/ RAY G. ROSENBAUM              By:      /s/ LORRAINE RODEWALD
 ------------------------------              --------------------------------
Name:  Ray G. Rosenbaum                       Name: Lorraine Rodewald
Title:    Vice President                      Title: Assistant Vice President